                                    EXHIBIT 11
                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                               12/31/98 to
    Return on Equity and Assets               Annualized         6/30/99
                                             -------------   ----------------

    Return on average total assets                  (7.77)%            (3.88)%
    Return on average equity                       (23.45)            (11.73)
    Dividend payout ratio                                                N/A
    Average equity to average assets                                   33.12

    Statement of Per Share Earnings

    Net Loss                                                  $   (1,118,590)
                                                              ===============

    Average shares outstanding                                     1,162,265

    Basic and diluted loss per share                          $        (0.96)
                                                              ---------------